Exhibit 10.7

Agreement on Equipment and Oil-displacing Technological Support

Party A:         Tianjin New Highland Science Development Co., Ltd.

Party B:          Hanyu Petroleum Technological Development (Xinglongtai District, Panjin City) Co., Ltd.

Pertinent to the Technical Service Contract (“Contract”) signed by and between Party A and Huanxiling Oil Extraction Plant of Liaohe Oil Field (“Huanxiling”), a subsidiary of PetroChina, as of this date of January 1, 2007, Party A and Party B entered into this Technical Service Subcontract (“Subcontract”) on this date of January 25, 2007. The Subcontract enters into effect as of February 5, 2007. In accordance with the provisions under Article 5 of the Subcontract, with regard to the subject matter of subcontracting technical services described in the Contract, Part A and Party B shall specify the contents of their cooperation as well as their rights and obligations in relevant subsequent agreements to be signed into effect by and between them. NOW THEREFORE, through friendly and consistent consultation, both parties hereto agree as follows:

1.   In accordance with the requirements of the aforementioned Contract and Subcontract, as of November 25, 2005 through December 31, 2006, Party A purchased and installed at Zone HUAN-2-14-16 of Huanxiling the oil field facility and equipment required for providing petroleum engineering technological services. The facility and equipment that Party A purchased and installed prior to the signing of the Contract is necessary for the petroleum engineering technological services previously intended to be included in the Contract. THEREFORE, Party A agrees to allow Party B to use and operate the aforementioned facility and technology, and Party B shall be responsible for the corresponding management and maintenance work. Party A shall conduct real-time supervision of the ways in which Party B uses the equipment and facility.

2.   Party A agrees to provide Party B with systematic technological support for oil-displacing, and to send engineers for on-site technical guidance. Prior to the end of June 2007, Party B shall be solely responsible for the purchase of all necessary materials, except for the nano oil-displacing agent that Party A determines to be necessary for nano oil-displacement. After the end of June 2007, Party B shall be solely responsible for the purchase of all materials.

3.   With regard to the parties’ collaboration of subcontracting in accordance with the aforementioned Contract, Party B agrees to fulfill the production volume as specified in the Contract, and to calculate its payments to Party A at the rate of 300 RMB/ton, on the basis of the actual volume of oil ultimately delivered. The payments shall be deposited into the bank account designated by Party A within ten (10) days after Party B completes the monthly verification of oil production volumes with Huanxiling and prerequisite billing settlements.

4.   This Agreement is signed in two (2) originals, with each party retaining one (1). The Agreement is entered into effect as of the date set forth below.

Party A:	Tianjin New Highland Science Development Co., Ltd.

(Seal)

/s/ Liu Fengkai

(Name of Legal Representative)

Name: Liu Fengkai

Party B:	Hanyu Petroleum Technological Development (Xinglongtai District, Panjin City) Co., Ltd.

(Seal)

/s/ Du Xiaoping

(Name of Legal Representative)

Name: Du Xiaoping